Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES APPOINTMENT OF PAUL A. FOSTER, M.D. TO LEAD

GENERX AND EXCELLARATE LATE-STAGE DEVELOPMENT ACTIVITIES

SAN DIEGO, CA – July 28, 2008 – Cardium Therapeutics (AMEX: CXM) announced the appointment of Paul A. Foster, M.D. as Chief Medical Officer to lead the Company’s late-stage clinical development activities at Cardium’s Tissue Repair Company for the MATRIX Phase 2b clinical study that is evaluating its Excellarate product candidate for the treatment of diabetic ulcers, and the AWARE Phase 3 clinical study that is evaluating its Generx product candidate as a potential treatment for recurrent myocardial ischemia. Dr. Foster, who is currently Cardium’s Vice President and Medical Officer, will assume study oversight responsibilities for both Cardium’s and the Tissue Repair Company’s clinical programs. Dr. Robert Engler, the Company’s Chief Medical Advisor who has been involved in the Generx trials since their inception, will continue to play an active role in those studies, and Dr. Randall Moreadith will continue to focus on evaluating potential new business development and medical device opportunities for the Company.

“We are very pleased to have Paul head up development of our key product candidates as they move through late-stage clinical trials,” stated Christopher J. Reinhard, Chief Executive Officer and Chairman of Cardium Therapeutics. “Paul’s leadership and extensive clinical experience will greatly assist us as we advance our Generx candidate now in Phase 3, and Tissue Repair’s Excellarate candidate, which is expected to complete its key Phase 2 study this year.”

Dr. Foster was previously Chief Medical Officer and Vice President of Clinical Development and Regulatory Affairs at Reata Pharmaceuticals. He has held leadership clinical development and medical affairs positions at IDEC Pharmaceuticals Corporation, Biogen Idec and Alpha Therapeutic and also has experience in the medical device arena, previously holding director positions at Abbot Laboratories and Dade Behring. He is Board Certified in Internal Medicine and Hematology. He received his B.S. degree in Chemistry from the University of Michigan, and his M.D. degree and medical training at Duke University.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. Cardium’s lead product candidate, Generx™ (alferminogene tadenovec, Ad5FGF4), is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its 2007 Annual Report at www.cardiumthx.com/flash/pdf/CardiumAR07_Book_FINAL.pdf.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of patient temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and patient temperature modulation, including InnerCool’s Celsius Control System™ and the CoolBlueTM System, please visit www.innercool.com.

Cardium’s Tissue Repair Company subsidiary (TRC) is a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM™) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that critical personnel can be retained, that human clinical trials can be conducted and completed in an efficient and successful manner, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that results or trends observed in one clinical study will be reproduced in subsequent studies, that our products or product candidates will prove to be sufficiently safe and effective, that necessary regulatory approvals will be obtained or that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and therapeutic hypothermia devices and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2008 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™ and Excellarate™ are trademarks of the Tissue Repair

Company.

InnerCool Therapies®, InnerCool®, Celsius Control System™, Accutrol™, CoolBlue™ and RapidBlue™

are trademarks of InnerCool Therapies, Inc.